UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 16, 2009 (April 1, 2009)
Mymetics Corporation
(Exact name of registrant as specified in its charter)

Delaware (State of other jurisdiction of incorporation)	000-25132 (Commission File Number)	25-1741849 (IRS Employer Identification No.)

14, rue de la Colombiere 1260 Nyon, Switzerland	NA
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: +011 41 22 363 13 10
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
     On March 5, 2009, the registrant (“Mymetics”) and Norwood Immunology Limited (“NIL”) entered into a Share Purchase Agreement pursuant to which Mymetics agreed to purchase all issued and outstanding shares of capital stock (the “Bestewil Shares”) of Bestewil Holding B.V. (“Bestewil”) from its parent, Norwood Immunology Limited (“NIL”), and all issued and outstanding shares of capital stock of Virosome Biologicals B.V. held by Bestewil. Mymetics agreed to pay €5,000,000 (the “Cash Consideration”) to NIL at the closing date that was anticipated to be April 1, 2009 and to issue a convertible redeemable note (the “Note”) in the principal amount of €2,500,000 due 36 months after the closing date, bearing interest at 5% per annum, convertible into shares of the Corporation’s common stock at a conversion rate of the lower of (i) $0.80 or (ii) the issue price of the shares of common stock that the Corporation intends to issue after the Closing Date for the purpose of raising the necessary funds to repay the bridge loan that the Corporation expected to issue to pay the Cash Consideration (the “Conversion Price”) and secured by the Corporation’s pledge of 1/3rd of the Bestewil Shares.
     On April 1, 2009 Mymetics completed the merger as reported in our Quarterly Report on Form 10-Q filed May 15, 2009.
Item 3.02 Unregistered Sales of Equity Securities.
     Mymetics granted NIL an option to acquire shares of Mymetics common stock equal to the result obtained by dividing $9,609,225 by the Conversion Price, subject to adjustment.
Item 9.01. Financial Statements and Exhibits.
(a) Financial statements of businesses acquired.
     The audited consolidated financial statements of Bestewil Holding B.V. for the years ended December 31, 2008 and 2007 are attached as Exhibit 99.1 hereto and are incorporated herein by reference.
(b) Pro forma financial information.
     The pro forma financial statements of the Company required by Item 2.01 and paragraph (b) of Item 9.01 of this Form 8-K will be filed by the Company by an amendment to this Form 8-K within the next 7 calendar days.
(d) Exhibits.
99.1	Audited consolidated financial statements of Bestewil Holding B.V. for the years ended December 31, 2008 and 2007

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 16, 2009	MYMETICS CORPORATION
	By:	/s/ Ernst Luebke
Ernst Luebke
Chief Financial Officer